Exhibit 99.1

Contact:

Richard Xu
Chief Executive Officer

E-Compass Acquisition Corp.

86 (10) 8573 1453

FOR IMMEDIATE RELEASE

E-COMPASS ACQUISITION CORP. ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

New York, New York, August 13, 2015 – E-compass Acquisition Corp. (NASDAQ: ECACU) (the “Company”) today announced the pricing of its initial public offering of 4,000,000 units at an offering price of $10.00 per unit for aggregate gross proceeds of $40,000,000. Each unit consists of one ordinary share, par value $.0001 per share, and one right to receive one-tenth of one ordinary share upon consummation of an initial business combination.

The units are expected to begin trading Thursday, August 13, 2015 on the NASDAQ Capital Market under the symbol "ECACU." Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on the NASDAQ Capital Market under the symbols “ECAC” and “ECACR,” respectively.

The Company is a Cayman Islands exempted company incorporated as a blank check company formed for the purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, or entering into contractual arrangements that give it control over such a target business. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region of the world, although the Company initially intends to focus on target businesses in the People’s Republic of China that operate in the e-commerce and consumer retail industry.

Cantor Fitzgerald & Co. is acting as the sole underwriter for the offering. The offering is being made only by means of a prospectus, copies of which may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, 5th Floor, New York, NY 10022 Attention: Capital Markets, email: Prospectus@Cantor.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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